Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME/(LOSS)

(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2024	2023
Operating Revenues	$2,971,488	$2,694,238

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	740,832	935,329
Operations and Maintenance	575,100	513,141
Depreciation	372,853	343,363
Amortization	215,369	(51,657)
Energy Efficiency Programs	165,007	160,145
Taxes Other Than Income Taxes	257,488	235,370
Loss on Pending Sale of Aquarion	297,000	—
Total Operating Expenses	2,623,649	2,135,691
Operating Income	347,839	558,547
Interest Expense	288,696	231,300
Losses on Offshore Wind Investments	—	1,766,000
Other Income, Net	91,612	85,090
Income/(Loss) Before Income Tax Expense	150,755	(1,353,663)
Income Tax Expense/(Benefit)	76,355	(67,058)
Net Income/(Loss)	74,400	(1,286,605)
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income/(Loss) Attributable to Common Shareholders	$72,520	$(1,288,485)

Basic and Diluted Earnings/(Loss) Per Common Share	$0.20	$(3.68)

Weighted Average Common Shares Outstanding:
Basic	366,481,846	349,938,891
Diluted	366,883,093	350,167,959

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME/(LOSS)

(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2024	2023	2022
Operating Revenues	$11,900,809	$11,910,705	$12,289,336

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	3,736,078	5,168,241	5,014,074
Operations and Maintenance	2,012,926	1,895,703	1,865,328
Depreciation	1,433,503	1,305,840	1,194,246
Amortization	342,864	(490,117)	448,892
Energy Efficiency Programs	671,828	691,344	658,051
Taxes Other Than Income Taxes	997,901	940,359	910,591
Loss on Pending Sale of Aquarion	297,000	—	—
Total Operating Expenses	9,492,100	9,511,370	10,091,182
Operating Income	2,408,709	2,399,335	2,198,154
Interest Expense	1,111,336	855,441	678,274
Losses on Offshore Wind Investments	464,019	2,167,000	—
Other Income, Net	410,482	348,069	346,088
Income/(Loss) Before Income Tax Expense	1,243,836	(275,037)	1,865,968
Income Tax Expense	424,664	159,684	453,574
Net Income/(Loss)	819,172	(434,721)	1,412,394
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net Income/(Loss) Attributable to Common Shareholders	$811,653	$(442,240)	$1,404,875

Basic Earnings/(Loss) Per Common Share	$2.27	$(1.27)	$4.05

Diluted Earnings/(Loss) Per Common Share	$2.27	$(1.26)	$4.05

Weighted Average Common Shares Outstanding:
Basic	357,482,965	349,580,638	346,783,444
Diluted	357,779,408	349,840,481	347,246,768

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.